Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY
February 16, 2005

IAC REPORTS FOURTH QUARTER RESULTS

IAC/InterActiveCorp (NASDAQ: IACI) reported fourth quarter results today.  Revenue totaled $1.7 billion, up 9% on a comparable net basis.  Operating Income Before Amortization was $324 million, up 11%, or 20% excluding a supplier liability adjustment in the prior year period (see page 3 for further detail).  Adjusted Net Income was $250 million and Adjusted EPS was $0.33 (see page 14 for an explanation of comparable net revenue and definitions of non-GAAP measures).

On a GAAP basis, operating loss was $32 million, net loss was $46 million, and Diluted EPS was $(0.07), all adversely impacted by a $185 million impairment charge related to Teleservices goodwill and a $33 million impairment charge related to certain intangible assets of TV Travel Shop.  These charges impacted Diluted EPS by $0.28 per share.

“2004 was pivotal for IAC,” said IAC Chairman and CEO, Barry Diller.  “Revenue grew by 15% to $6.2 billion and Operating Income Before Amortization by 19% to more than $1 billion, delivering Adjusted EPS of $0.97.  Satisfactory number performance, but beyond that and far more importantly, we put down many tracks, many initiatives, many tuck-in acquisitions that should lead to growth for years to come.  There were worthy accomplishments in the businesses: IAC Travel grew U.S. revenue by 20% amid a hotly competitive environment and by 66% internationally, and HSN delivered on its potential, with domestic revenue growing by 8% and operating profits expanding by 16%.  Our other businesses, particularly those in the Financial Services and Real Estate and IAC Local and Media Services groups, made real progress in developing the strategies we all believe will begin to pay off in 2005.  More than anything, we made the structural decision to simplify our company and create a new publicly-traded entity called Expedia, making both ‘new’ IAC and our travel services far clearer in both their individual focus and in their understanding by all constituencies – pivotal for the future of both.”

SUMMARY RESULTS

$ in millions, except per share

	Q4 2004	Q4 2003	Growth	FY 2004	FY 2003	Growth

Revenue on a comparable net basis (see p. 14 for explanation)	$1,716	$1,573	9%	$6,193	$5,388	15%
Revenue	$1,716	$1,805	-5%	$6,193	$6,328	-2%

Operating Income Before Amortization	$324	$292	11%	$1,024	$860	19%
Operating (Loss) Income	$(32)	$179	NM	$233	$400	-42%

Adjusted Net Income	$250	$228	10%	$747	$620	20%
Adjusted EPS	$0.33	$0.29	14%	$0.97	$0.81	21%

Net (Loss) Income	$(46)	$153	NM	$152	$154	-2%
GAAP Diluted EPS	$(0.07)	$0.20	NM	$0.20	$0.23	-11%

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

SEGMENT RESULTS

Segment results for the fourth quarter ended December 31 were as follows ($ in millions):

	Q4 2004	Q4 2003	Growth
REVENUE
IAC Travel (on a comparable net basis)	$496.5	$445.3	11%
Electronic Retailing	703.3	647.1	9%
Ticketing	188.9	183.0	3%
Personals	50.9	47.9	6%
IAC Local and Media Services	160.1	147.5	9%
Financial Services and Real Estate	57.5	31.4	83%
Teleservices	75.0	78.2	-4%
Intersegment elimination	(16.4)	(7.9)	-108%
Total	$1,715.7	$1,572.6	9%
As reported:
IAC Travel	$496.5	$677.4	-27%
Total	$1,715.7	$1,804.6	-5%

OPERATING (LOSS) INCOME
IAC Travel	$80.9	$108.3	-25%
Electronic Retailing	74.9	52.4	43%
Ticketing	31.6	29.2	8%
Personals	5.4	1.5	269%
IAC Local and Media Services	50.1	40.5	24%
Financial Services and Real Estate	(2.7)	(11.6)	77%
Teleservices	(181.0)	6.6	NM
Corporate and other	(91.5)	(48.4)	-89%
Total	$(32.2)	$178.6	NM

OPERATING INCOME BEFORE AMORTIZATION
IAC Travel	$154.2	$150.2	3%
Electronic Retailing	88.5	66.0	34%
Ticketing	38.3	34.6	11%
Personals	7.2	8.3	-13%
IAC Local and Media Services	56.7	54.8	3%
Financial Services and Real Estate	6.2	(1.7)	NM
Teleservices	3.8	6.6	-42%
Corporate and other	(31.0)	(27.2)	-14%
Total	$323.9	$291.5	11%

Q4 growth rates were adversely impacted by a $22.4 million supplier liability adjustment in Q4 2003 which positively impacted IACT revenue, operating income and Operating Income Before Amortization.  Excluding that adjustment, IACT revenue (on a comparable net basis) and Operating Income Before Amortization would have grown by 17% and 21%, respectively, and IAC overall revenue (on a comparable net basis) and Operating Income Before Amortization would have grown by 11% and 20%, respectively.  Operating income growth rates were further impacted by Q4 2004 impairment charges of $32.7 million at TV Travel Shop and $184.8 million at Teleservices.  Excluding the supplier liability adjustment in the prior year period and both impairment charges in the current period, IAC overall operating income would have grown by 19%.

Please see page 12 for further segment detail and reconciliations of Operating Income Before Amortization to the comparable GAAP measure.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DISCUSSION OF FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

IAC TRAVEL

IACT grew revenue by 11% on a comparable net basis to $496.5 million, driven primarily by the merchant hotel, air and packages businesses, all of which benefited from the inclusion of Hotwire as of November 5, 2003.  Revenue in 2003 was favorably impacted by a $22.4 million net reduction to estimated supplier liabilities. Excluding this adjustment, revenue on a comparable net basis would have increased by 17%.

IACT’s international revenue grew 54%, or 44% on a local currency basis, to $104 million, driven by strong growth from the UK, German and Canada websites, as well as the acquisitions of Anyway.com and Expedia Corporate Travel-Europe.

Merchant hotel room nights stayed, including rooms delivered as a component of packages, increased 9% to 7.4 million, driven primarily by continued growth in the international businesses and the inclusion of Hotwire. Revenue per room night increased 6%, driven primarily by increases in average daily room rates, partially offset by a decline in merchant hotel raw margins (defined as merchant hotel net revenue as a percent of merchant hotel gross bookings).

IACT’s U.S. merchant hotel business continues to operate in a more challenging environment than in the prior year period, due primarily to increased competition from third party distributors, increased promotion by hotel chains of their own direct sites and higher overall occupancy rates, resulting in decreased availability of favorably priced inventory compared with the prior year period. These trends are generally expected to continue.

Overall revenue margins (defined as net revenue as a percent of gross bookings) declined by 60 basis points excluding the supplier liability adjustment in the prior year period, due primarily to lower air revenue per transaction and lower merchant hotel raw margins, partially offset by higher merchant hotel average daily rates.  While air revenue per transaction was lower, air transaction volume increased over the prior year period, driven by domestic and international ticket sales and the inclusion of Hotwire.

IACT grew Operating Income Before Amortization by 3% to $154.2 million, or by 21% excluding the supplier liability adjustment in the prior year period, resulting primarily from profitability at Expedia Europe, margin improvement at Interval and the inclusion of Hotwire.  Selling and marketing expense increased 8%, driven by higher international investment, partially offset by a domestic decline. Operating income decreased 25% to $80.9 million, due mainly to a $32.7 million impairment charge related to the write down of certain intangible assets of TV Travel Shop in Q4 2004.  Excluding that charge and the supplier liability adjustment in the prior year period, operating income would have grown 32%.

ELECTRONIC RETAILING

HSN U.S. grew revenue by 8% to $562.9 million, driven primarily by a 6% increase in average price point and a 150 basis point decline in overall return rates, resulting primarily from a higher sales mix of Home Fashions and a lower sales mix of Jewelry.  HSN.com increased revenues by 25% over the prior year period.

HSN U.S. grew Operating Income Before Amortization by 20% to $68.4 million and operating income by 26% to $55.1 million, resulting primarily from higher revenue and a 50 basis point increase in gross profit margins which was due mainly to the product mix shift.  This was partially offset by increased customer service costs, including expenses relating to HSN’s new Tennessee distribution facility, and increased contribution from the infomercial and catalog businesses, which have relatively lower operating margins.

HSN International increased revenue by 12% to $140.4 million, or 2% on a local currency basis, driven primarily by Euvia and HSN’s new Quiz TV venture in the UK, partially offset by decreased revenues at

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

HSN Germany.  Euvia’s strong growth was driven by higher revenue per call and expanded call volumes from Austria and Switzerland, amid increased competition.  HSN Germany continues to experience weakness, particularly in its Wellness category.  HSN International grew Operating Income Before Amortization by 124% to $20.1 million and operating income by 129% to $19.8 million, resulting primarily from higher revenue and a restructuring benefit related to a former business in the UK.

TICKETING

Ticketing grew revenue by 3% to $188.9 million, driven mainly by increased international ticket volume.  Average revenue per ticket was down slightly over the prior year period, resulting from a higher mix of international tickets, partially offset by an increase in domestic average revenue per ticket.  International revenue increased 32%, or 22% on a local currency basis, on increased ticket volumes resulting primarily from acquisitions in Sweden and Finland and record ticket sales in the UK.  Domestic revenue and ticket volume declined, mainly due to the weak concert environment and the NHL strike.

Ticketing grew Operating Income before Amortization by 11% to $38.3 million and operating income by 8% to $31.6 million, primarily due to higher revenues and distribution efficiencies, partially offset by higher technology expenses.  As the company continues to develop enhanced products to sell more tickets for its clients, technology expenses are expected to increase; ticket royalties are also expected to continue to increase.  In addition, the NHL lockout is expected to adversely impact results in the near term.

PERSONALS

Personals grew revenue by 6% to $50.9 million, driven primarily by a 5% increase in paid subscribers.  International paid subscribers grew 37%, excluding declines at uDate.

Personals Operating Income Before Amortization declined 13% to $7.2 million, resulting primarily from higher customer acquisition costs and expenses associated with the elimination of certain non-core products.  Operating income grew 269% to $5.4 million, reflecting decreased non-cash distribution and marketing expense and amortization of intangibles.

IAC LOCAL AND MEDIA SERVICES

IAC Local and Media Services grew revenue by 9% to $160.1 million, driven primarily by the inclusion of TripAdvisor and ServiceMagic as of April 27, 2004 and September 1, 2004, respectively, and by higher revenue at Citysearch, partially offset by lower revenue at EPI.  Citysearch grew revenue by 49% over the prior year period, driven by both the addition of new Pay-For-Performance merchants and increased traffic.  EPI revenue decreased by 6% driven by declines in EPI’s local fundraising channels resulting primarily from increased competition, offset partially by growth in its consumer and merchant businesses, including EPI’s online business.  EPI is a highly seasonal business that sells the majority of its products in Q4.

IAC Local and Media Services grew Operating Income Before Amortization by 3% to $56.7 million and operating income by 24% to $50.1 million, driven primarily by the inclusion of TripAdvisor and reduced losses at Citysearch, partially offset by a decline at EPI.

FINANCIAL SERVICES AND REAL ESTATE

Financial Services and Real Estate grew revenue by 83% to $57.5 million, driven primarily by acquisitions, including HomeLoanCenter (also called LendingTree Loans) and iNest, as of December 15, 2004 and October 28, 2004, respectively, and growth in existing business lines.  Revenue from purchase mortgages, refinance mortgages, home equity, and real estate transactions grew organically by 91%, 17%, 13%, and 34%, respectively.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

The number of loan and real estate requests transmitted increased by 41%, resulting primarily from acquisitions and growth in the mortgage and real estate categories.  While the total number of closings declined by 1% over the prior year, the dollar volume of closed transactions increased by 24% reflecting a higher mix of purchase mortgage and real estate transactions, which have higher per-transaction amounts than other products, such as refinance mortgages, home equity and auto loans.

Financial Services and Real Estate Operating Income Before Amortization was $6.2 million versus a loss of $1.7 million in the prior year period and the operating loss narrowed to $2.7 million from $11.6 million in the prior year period, primarily driven by higher revenues, partially offset by higher marketing expense and overhead related to acquisitions.

TELESERVICES

Teleservices revenue declined by 4% to $75.0 million, primarily reflecting the loss of two key clients that are no longer outsourcing their customer care, partially offset by growth in existing client programs and new business. In consideration of continued competition and macroeconomic factors which have negatively impacted industry valuations, Teleservices recorded a $184.8 million impairment charge related to the write down of goodwill in Q4.

Teleservices Operating Income Before Amortization decreased by 42% to $3.8 million, due primarily to lower revenue, pricing pressure resulting in lower contribution margins, and higher fixed costs as a result of certain employee related charges, partially offset by lower depreciation expense.  Teleservices recorded an operating loss of $181.0 million versus operating income of $6.6 million in the prior year period, due primarily to the impairment charge related to goodwill and other factors referenced above.

OTHER

IAC recognized non-cash compensation expense of $38.3 million in Q4 2004 related to IAC’s mergers with its formerly publicly traded subsidiaries, which were completed in 2003.

The effective tax rate for continuing operations in Q4 2004 was higher than the federal statutory rate of 35% due principally to the impairment of goodwill that is not deductible for tax purposes, state and local taxes, the amortization of non-deductible intangible assets and the recognition of a valuation allowance on tax losses, partially offset by the benefit of utilization of foreign tax credits.  The effective tax rate for adjusted net income was 29% in Q4 2004 compared to 28% in Q4 2003.  The effective tax rate in Q4 2004 for adjusted net income was lower than the federal statutory rate of 35% due principally to the benefit of utilization of foreign tax credits, offset by state and local taxes.  The effective tax rate for continuing operations and for adjusted net income in Q4 2003 was lower than the federal statutory rate due to the reversal of certain tax accruals and other tax benefits.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

SEGMENT OPERATING METRICS

		Q4 2004	Q4 2003	Growth
IAC TRAVEL
Gross Bookings By Geography (mm):
Domestic		$2,350	$2,076	13%
International		621	374	66%
Total		$2,971	$2,450	21%

Net Revenue By Geography (mm):	(a)
Domestic		$392	$378	4%
International		104	68	54%
Total		$496	$445	11%

Gross Bookings by Brand (mm):
Expedia		$2,409	$1,914	26%
Hotels.com		350	363	-4%
Other		211	173	22%
Total		$2,971	$2,450	21%

Gross Bookings by Agency / Merchant (mm):
Agency		$1,776	$1,441	23%
Merchant		1,195	1,009	18%
Total		$2,971	$2,450	21%

Packages revenue (mm)		$95	$82	15%
Number of transactions (mm)	(b)	7.6	6.5	17%
Merchant hotel room nights (mm)	(c)	7.4	6.8	9%

INTERVAL:
Members (000s)		1,696	1,594	6%
Confirmations (000s)		181	175	3%
Share of confirmations online		19.4%	17.0%

HSN - U.S. (Households as of end of period)
Units Shipped (mm)		11.7	11.7	0%
Gross Profit %		36.6%	36.1%
Return Rate		15.8%	17.3%
Average price point		$51.99	$49.05	6%
Product mix:
Home Hard Goods		35%	35%
Home Fashions		15%	12%
Jewelry		19%	23%
Health / Beauty		22%	22%
Apparel / Accessories		9%	9%
HSN total homes (mm)		85.7	81.2	6%
HSN/ America’s Store FTEs (mm)		74.1	71.5	4%
HSN.com % of Sales		17%	15%

TICKETING
Number of tickets sold (mm)		25.7	25.0	3%
Gross value of tickets sold (mm)		$1,288	$1,255	3%

PERSONALS
Paid Subscribers (000s)		982.8	939.4	5%

FINANCIAL SERVICES & REAL ESTATE	(d)
Loan/Real Estate Requests transmitted:
Number (000s)		633.7	448.5	41%
Volume of Requests (bn)		$80.8	$37.0	118%
Loan/Real Estate Transactions closed in Quarter:
Number (000s)		67.7	68.4	-1%
Volume of Transactions Closed (bn)		$8.3	$6.7	24%
Transmit Rate	(e)	76.9%	65.3%
Static Pool Close Rate	(f)	14.1%	13.1%
Number of Lenders	(g)	312	294	6%
Number of Real Estate Brokerages	(h)	767	695	10%

Note:  rounding differences may exist.

(a)          Represents revenue as if Hotels.com revenue was presented on a net basis in 2003.

(b)         Transactions are reported as booked.

(c)          Merchant room nights are reported as stayed for Expedia and Hotels.com, and booked for Hotwire.

(d)         Data is for the LendingTree exchange (lending and real estate), plus recent acquisitions including HomeLoanCenter, iNest, GetSmart, and ServiceMagic as of the acquisition dates of 12/15/04, 10/28/04, 12/10/03 and 9/1/04, respectively.

(e)          Represents the percentage of completed qualification forms (“QF”) successfully transmitted to at least one lender or real estate service provider.

(f)            Static pool close rate represents the % of QFs that result in a closed loan and is calculated by matching closed transactions to the month in which the QF originated.

(g)         Represents unduplicated lenders for LendingTree, GetSmart (as of 12/10/03) and ServiceMagic (as of 9/1/04).

(h)         Does not include ServiceMagic real estate agents.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Service revenue	$881,577	$1,016,733	$3,595,898	$3,896,148
Product sales	834,134	787,870	2,596,782	2,431,970
Net revenue	1,715,711	1,804,603	6,192,680	6,328,118
Cost of sales-service revenue	331,764	516,805	1,331,173	2,068,286
Cost of sales-product sales	464,682	442,121	1,492,779	1,400,753
Gross profit	919,265	845,677	3,368,728	2,859,079

Selling and marketing expense	286,158	265,532	1,203,370	929,445
General and administrative expense	207,276	203,071	746,853	711,781
Other operating expense	38,917	29,266	142,360	116,413
Amortization of cable distribution fees	16,523	18,588	70,590	68,902
Amortization of non-cash distribution and marketing expense	3,702	6,747	18,030	51,432
Amortization of non-cash compensation expense	59,571	21,991	241,726	128,185
Amortization of intangibles	108,042	83,900	347,457	268,504
Depreciation expense	49,350	38,080	179,514	172,453
Restructuring	(2,879)	(362)	1,542	21
Merger costs	(0)	295	—	11,760
Goodwill impairment	184,780	—	184,780	—
Operating (loss) income	(32,175)	178,569	232,506	400,183

Other income (expense):
Interest income	50,166	45,291	191,679	175,822
Interest expense	(23,796)	(25,654)	(87,388)	(92,913)
Equity in the income (losses) of VUE	4,895	2,393	16,188	(224,468)
Equity in the income of unconsolidated subsidiaries and other	8,798	10,666	25,691	3,767
Total other income (expense), net	40,063	32,696	146,170	(137,792)

Earnings from continuing operations before income taxes and minority interest	7,888	211,265	378,676	262,391
Income tax expense	(45,988)	(60,066)	(179,186)	(70,691)
Minority interest in income of consolidated subsidiaries	(3,018)	(2,640)	(13,729)	(65,043)
(Loss) earnings from continuing operations	(41,118)	148,559	185,761	126,657
Income (loss) from discontinued operations, net of tax	(1,485)	7,459	(20,900)	40,739
(Loss) earnings before preferred dividends	(42,603)	156,018	164,861	167,396
Preferred dividends	(3,263)	(3,263)	(13,053)	(13,055)
Net (loss) earnings available to common shareholders	$(45,866)	$152,755	$151,808	$154,341

Earnings (loss) per share
Basic (loss) earnings per share from continuing operations	$(0.06)	$0.21	$0.25	$0.19
Diluted (loss) earnings per share from continuing operations	$(0.06)	$0.19	$0.23	$0.17

Basic (loss) earnings per share	$(0.07)	$0.22	$0.22	$0.26
Diluted (loss) earnings per share	$(0.07)	$0.20	$0.20	$0.23

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

(unaudited; $ in thousands)

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,157,462	$899,062
Restricted cash and cash equivalents	41,377	31,356
Marketable securities	2,409,745	2,419,735
Accounts and notes receivable, net	550,867	429,424
Loans available for sale, net	206,256	—
Inventories, net	240,977	215,995
Deferred income tax	110,039	65,071
Other current assets	168,029	154,333
Total current assets	4,884,752	4,214,976

Computer and broadcast equipment	801,712	686,899
Buildings and leasehold improvements	166,202	155,212
Furniture and other equipment	161,932	154,378
Land	21,168	21,172
Projects in progress	71,283	30,962
	1,222,297	1,048,623
Less: accumulated depreciation and amortization	(707,780)	(575,446)
Total property, plant and equipment	514,517	473,177

Goodwill	11,433,746	11,273,635
Intangible assets, net	2,333,663	2,513,889
Long-term investments	1,609,335	1,426,502
Preferred interest exchangeable for common stock	1,428,530	1,428,530
Cable distribution fees, net	80,525	128,971
Notes receivable and advances, net of current portion	615	14,507
Deferred charges and other	112,842	93,928
Non-current assets of discontinued operations	340	340
TOTAL ASSETS	$22,398,865	$21,568,455

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$565,273	$2,850
Accounts payable, trade	811,874	687,977
Accounts payable, client accounts	176,921	142,002
Cable distribution fees payable	39,703	39,142
Deferred merchant bookings	361,199	218,822
Deferred revenue	104,611	180,229
Income tax payable	77,528	96,817
Other accrued liabilities	499,300	494,280
Current liabilities of discontinued operations	9,306	16,062
Total current liabilities	2,645,715	1,878,181

Long-term obligations, net of current maturities	796,715	1,120,097
Other long-term liabilities	151,580	67,981
Deferred income taxes	2,479,099	2,446,394
Common stock exchangeable for preferred interest	1,428,530	1,428,530
Minority interest	291,922	211,687

SHAREHOLDERS’ EQUITY
Preferred stock	131	131
Common stock	6,970	6,790
Class B convertible common stock	646	646
Additional paid-in capital	14,058,797	13,634,926
Retained earnings	2,428,760	2,276,952
Accumulated other comprehensive income	81,051	36,896
Treasury stock	(1,966,053)	(1,535,758)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	14,605,304	14,415,585
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,398,865	$21,568,455

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Twelve Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Earnings from continuing operations	$185,761	$126,657
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	526,971	440,957
Goodwill impairment	184,780	—
Amortization of non-cash distribution and marketing expense	18,030	51,432
Amortization of non-cash compensation expense	241,726	128,185
Amortization of cable distribution fees	70,590	68,902
Amortization of deferred financing costs	161	2,641
Deferred income taxes	(29,277)	(169,655)
Loss on retirement of bonds	—	8,639
Equity in (income) loss of unconsolidated subsidiaries, including VUE	(32,042)	220,823
Non-cash interest income	(41,703)	(43,250)
Minority interest	13,729	65,043
Increase in cable distribution fees	(22,348)	(28,349)
Changes in current assets and liabilities:
Accounts receivable and notes	(70,427)	(73,303)
Inventories	(23,079)	(6,083)
Prepaids and other assets	(2,071)	(20,309)
Accounts payable and accrued liabilities	151,764	409,493
Deferred revenue	26,023	75,697
Deferred merchant bookings	54,872	69,474
Funds collected by Ticketmaster on behalf of clients, net	15,335	1,683
Other, net	4,433	(24,009)
Net cash provided by operating activities	1,273,228	1,304,668
Cash flows from investing activities:
Acquisitions, net of cash acquired	(486,033)	(1,092,009)
Capital expenditures	(223,787)	(186,865)
(Increase) decrease in long-term investments and notes receivable	(46,764)	735
Purchase of marketable securities	(3,373,143)	(7,197,329)
Proceeds from sale of marketable securities	3,370,147	6,700,291
Other, net	6,386	5,105
Net cash used in investing activities	(753,194)	(1,770,072)
Cash flows from financing activities:
Borrowings	23,378	—
Principal payments on long-term obligations	(4,339)	(28,033)
Purchase of treasury stock, by IAC and subsidiaries	(430,295)	(1,485,955)
Repurchase of 1998 Senior Notes	—	(101,379)
Purchase of Vivendi warrants	—	(407,398)
Tax withholding payments on retired Expedia warrants	—	(32,247)
Proceeds from subsidiary stock, including stock options	—	57,358
Proceeds from issuance of common stock, including stock options	147,283	1,430,053
Preferred dividends	(13,053)	(13,055)
Other, net	17,380	13,016
Net cash used in financing activities	(259,646)	(567,640)
Net Cash Used in Discontinued Operations	(17,528)	(85,632)
Effect of exchange rates changes on cash and cash equivalents	15,540	19,624
Net Increase (Decrease) in Cash and Cash Equivalents	258,400	(1,099,052)
Cash and cash equivalents at beginning of period	899,062	1,998,114
Cash and Cash Equivalents at End of Period	$1,157,462	$899,062

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities (warrants, convertible preferred, and options), including securities initially issued by its former public subsidiaries which have been converted to IAC securities.  The table below details these securities as well as potential dilution at various stock prices (amounts in millions, except average strike/conversion price):

		Avg.
		Strike /	As of
	Shares	Conversion	2/10/05	Dilution at:

Average Share Price			$23.71	$25.00	$30.00	$35.00	$40.00

Absolute Shares as of 2/10/05	698.6		698.6	698.6	698.6	698.6	698.6

RSUs	13.0		13.0	13.0	13.0	13.0	13.0
Options	76.7	$11.77	27.3	28.2	31.1	33.1	34.6
Warrants	73.2	$24.79	9.2	9.9	14.0	19.3	25.5
Convertible Preferred	19.4	$33.75	0.0	0.0	0.0	19.4	20.2
		(initial)
Total Treasury Method Dilution			49.5	51.1	58.1	84.8	93.3
% Dilution			6.6%	6.8%	7.7%	10.8%	11.8%
Total Treasury Method Diluted Shares Outstanding			748.2	749.8	756.7	783.4	791.9

IAC has outstanding approximately 14.1 million shares of restricted stock and restricted stock units (“RSUs”), which generally vest over five years from date of grant, including 4.8 million issued in 2005, and including 1.1 million which will be settled in cash and therefore have no dilutive effect.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2004, IAC had $3.6 billion in cash and marketable securities.  This includes $142.2 million in net funds collected on behalf of clients by Ticketmaster and $488.7 million in combined deferred merchant bookings and deferred revenue at IAC Travel.

As of December 31, 2004, IAC had total debt of $1.4 billion, $565.3 million of which is included in current maturities.  Total debt consists mainly of 7.00% Senior Notes due 2013, 6.75% Senior Notes due 2005, and short-term borrowings at LendingTree Loans, and does not include IAC’s convertible preferred stock with a balance sheet carrying value based on the par value of $0.01 per share and a face value of $656 million.  The convertible preferred is initially convertible at $33.75 (subject to downward adjustment if the price of IAC common stock is more than $35.10 at the time of conversion).

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS – Q4 AND FULL YEAR

(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Diluted (loss) earnings per share (a)	$(0.07)	$0.20	$0.20	$0.23
GAAP diluted weighted average shares outstanding	694,493	786,761	742,423	643,331

Net (loss) income	$(45,866)	$152,755	$151,808	$154,341
Amortization of distribution and marketing expense	3,702	6,747	18,030	51,432
Amortization of compensation expense	59,571	21,991	241,726	128,185
Amortization of intangibles	108,042	83,900	347,457	268,504
Goodwill impairment	184,780	—	184,780	—
Merger costs (b)	(0)	295	—	11,760
Discontinued Operations, net of tax (c)	1,485	(7,459)	20,899	(40,739)
Equity in the (income) losses of VUE (d)	(4,895)	(2,393)	(16,188)	224,468
Impact of pro forma adjustments, income taxes and minority interest (e)	(59,664)	(30,907)	(214,533)	(191,011)
Preferred dividends	3,263	3,263	13,053	13,055
Adjusted Net Income	$250,418	$228,192	$747,032	$619,995

Adjusted EPS weighted average shares outstanding	761,056	790,264	768,956	770,141

Adjusted EPS	$0.33	$0.29	$0.97	$0.81

GAAP Basic weighted average shares outstanding	694,493	706,817	695,979	600,063
Options, warrants and restricted stock, treasury method	—	60,510	46,444	43,268
Conversion of preferred shares to common (if applicable)	—	19,434	—	—
GAAP Diluted weighted average shares outstanding	694,493	786,761	742,423	643,331

Pro forma adjustments	—	—	—	104,431
Options, warrants and RS, treasury method not included in diluted shares above	38,670	—	—	—
Convertible preferred; add’l restricted shares for adjusted EPS	27,893	3,503	26,533	22,379
Adjusted EPS shares outstanding (f)	761,056	790,264	768,956	770,141

IAC RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

(unaudited; in millions)

	Twelve Months Ended December 31,
	2004	2003
Net Cash Provided by Operating Activities	$1,273.2	$1,304.7
Capital expenditures	(223.8)	(186.9)
Tax distributions from VUE	4.6	1.4
Preferred dividend paid	(13.1)	(13.1)
Free Cash Flow	$1,041.0	$1,106.2

For the twelve months ended December 31, free cash flow decreased by $65.2 million due primarily to increases in cash taxes paid, lower contribution to working capital from deferred merchant bookings and deferred revenue at IAC Travel, and higher capital expenditures. In addition, free cash flow was negatively impacted by increases in loans held for sale at LendingTree Loans not included in the prior year period.  Deferred merchant bookings and deferred revenue at IAC Travel contributed $81.8 million to the change in working capital during the period, versus $135.8 million in the prior year.  Ticketmaster client cash contributed $15.3 million to the change in working capital in the current period, versus $1.7 million in the prior year.

Please see pages 13 and 14 for footnotes and definitions of non-GAAP measures.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP – Q4 AND FULL YEAR

(unaudited; $ in millions; rounding differences may occur)

	Q4		FY
	2004	2003	2004	2003
Revenue
IAC Travel	$496.5	$677.4	$2,116.5	$2,610.1
Electronic Retailing:
HSN U.S.	562.9	521.3	1,905.9	1,763.7
HSN International	140.4	125.7	476.3	466.7
Total Electronic Retailing	703.3	647.1	2,382.2	2,230.4
Ticketing	188.9	183.0	768.2	743.2
Personals	50.9	47.9	198.0	185.3
IAC Local and Media Services	160.1	147.5	294.7	230.3
Financial Services and Real Estate	57.5	31.4	189.8	55.8
Teleservices	75.0	78.2	293.9	294.3
Intersegment elimination	(16.4)	(7.9)	(50.6)	(21.3)
Total Revenue	$1,715.7	$1,804.6	$6,192.7	$6,328.1

Operating Income Before Amortization
IAC Travel	$154.2	$150.2	$627.3	$523.8
Electronic Retailing:
HSN U.S. (g)	68.4	57.0	194.7	168.3
HSN International	20.1	9.0	39.2	32.6
Total Electronic Retailing	88.5	66.0	233.9	200.9
Ticketing	38.3	34.6	164.3	144.5
Personals	7.2	8.3	27.6	31.0
IAC Local and Media Services	56.7	54.8	26.5	26.2
Financial Services and Real Estate	6.2	(1.7)	21.4	1.2
Teleservices	3.8	6.6	17.1	12.5
Interactive Development	(2.2)	(0.8)	(6.2)	(3.8)
Corporate Expense and other adjustments	(28.8)	(26.4)	(87.8)	(75.5)
Intersegment Elimination	0.0	0.0	0.4	(0.8)
Total Operating Income Before Amortization	$323.9	$291.5	$1,024.5	$860.1

Amortization and merger costs (b)
IAC Travel	$73.3	$41.9	$198.3	$176.8
Electronic Retailing:
HSN U.S.	13.2	13.2	52.9	50.8
HSN International	0.3	0.3	1.3	1.3
Total Electronic Retailing	13.6	13.6	54.2	52.1
Ticketing	6.8	5.3	26.4	28.0
Personals	1.8	6.8	8.7	16.9
IAC Local and Media Services	6.6	14.3	50.0	55.6
Financial Services and Real Estate	8.8	9.9	29.0	17.7
Teleservices	184.8	—	184.8	—
Interactive Development	3.4	(0.0)	3.9	2.1
Corporate Expense and other adjustments	57.1	21.1	236.6	110.5
Total amortization and merger costs	$356.1	$112.9	$792.0	$459.9

Operating (Loss) Income
IAC Travel	$80.9	$108.3	$429.0	$347.0
Electronic Retailing:
HSN U.S. (g)	55.1	43.8	141.7	117.5
HSN International	19.8	8.7	37.9	31.3
Total Electronic Retailing	74.9	52.4	179.6	148.8
Ticketing	31.6	29.2	137.9	116.5
Personals	5.4	1.5	18.8	14.1
IAC Local and Media Services	50.1	40.5	(23.6)	(29.4)
Financial Services and Real Estate	(2.7)	(11.6)	(7.6)	(16.5)
Teleservices	(181.0)	6.6	(167.7)	12.5
Interactive Development	(5.7)	(0.8)	(10.1)	(5.9)
Corporate Expense and other adjustments	(85.8)	(47.6)	(324.4)	(186.0)
Intersegment Elimination	0.0	0.0	0.4	(0.8)
Total operating (loss) income	(32.2)	178.6	232.5	400.2
Total other income (expense), net	40.1	32.7	146.2	(137.8)
Earnings from cont. operations before income taxes and min. int.	7.9	211.3	378.7	262.4
Income tax expense	(46.0)	(60.1)	(179.2)	(70.7)
Minority interest	(3.0)	(2.6)	(13.7)	(65.0)
(Loss) earnings from continuing operations	(41.1)	148.6	185.8	126.7
Discontinued Operations, net of tax	(1.5)	7.5	(20.9)	40.7
(Loss) earnings before preferred dividends	(42.6)	156.0	164.9	167.4
Preferred dividends	(3.3)	(3.3)	(13.1)	(13.1)
Net (loss) income available to common shareholders	$(45.9)	$152.8	$151.8	$154.3

Supplemental: Depreciation expense
IAC Travel	$10.8	$4.8	$41.5	$39.4
Electronic Retailing:
HSN U.S. (g)	11.4	10.5	42.2	44.3
HSN International	3.2	3.3	12.1	11.4
Total Electronic Retailing	14.7	13.7	54.4	55.8
Ticketing	9.7	8.1	33.4	30.3
Personals	4.8	2.1	14.8	10.7
IAC Local and Media Services	2.6	1.8	8.2	5.7
Financial Services and Real Estate	0.9	0.8	3.5	1.2
Teleservices	4.0	5.2	17.7	23.5
Corporate expense and other adjustments	1.9	1.6	6.0	5.8
Total depreciation expense	$49.3	$38.1	$179.5	$172.5

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

FOOTNOTES

(a)          Diluted net income for GAAP EPS purposes was impacted by dilutive securities of subsidiaries of $6.2 million for the twelve months ended December 31, 2003.  The amount represents dilutive options and warrants held by minority interests of Expedia, Hotels.com and Ticketmaster in excess of basic shares held by minority interests, which were assumed by IAC in the buy-ins.

(b)         Merger costs incurred by Expedia, Hotels.com and Ticketmaster in 2003 for investment banking, legal and accounting fees were related directly to the mergers and are treated as non-recurring for calculating Operating Income Before Amortization and Adjusted Net Income.  These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia, Hotels.com and Ticketmaster were considered the targets in the transaction for accounting purposes.  These costs do not directly benefit operations in any manner, would not normally be recorded by IAC if not for the fact it already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002.  The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002.  Given these factors, IAC believes it is appropriate to consider these costs as one-time.  Operating Income Before Amortization by segment is presented before one-time items.

(c)          Discontinued operations in Q2 2003 included a $37 million tax benefit related to the shut-down of Styleclick.

(d)         In Q1 2003, IAC took a charge of $245 million pretax and $149 million after-tax, or $0.29 per diluted share, in connection with VUE’s $4.5 billion impairment charge of which IAC recorded its 5.44% proportionate interest.

(e)          Pro forma adjustments represent the impact of the merger with Ticketmaster, which closed January 17, 2003, the merger with Hotels.com, which closed June 23, 2003, and the merger with Expedia, which closed August 8, 2003.  Also included is the impact of these transactions on shares outstanding.  There were no pro forma adjustments in 2004.

(f)            For Adjusted EPS purposes, the impact of RSUs is based on the weighted average amount of RSUs outstanding, as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

(g)         As noted in previous filings, the majority of the USAB stations sold to Univision were located in the largest markets in the country and aired HSN on a 24-hour basis.  As of January 2002, HSN switched its distribution in these markets directly to cable carriage.  As a result, HSN incurred incremental costs to obtain carriage lost in the disengagement markets and conduct marketing activities to inform viewers of new channel positioning for the HSN service.  Higher incremental costs were incurred in 2002, so disengagement costs were presented separately from HSN results when comparing 2003 results to 2002.  Comparable costs are expected to be incurred in 2004 in relation to 2003, and HSN’s results are presented including disengagement costs in each period.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DEFINITIONS OF NON-GAAP MEASURES

Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill and intangibles impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) certain one-time items.  We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses.  Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash payments to partners, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC’s 5.44% interest in VUE, (5) one-time items, net of related tax, and minority interest and (6) discontinued operations, net of tax.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all shares relating to restricted stock/share units (“RSU”) in shares outstanding for Adjusted EPS.  This differs from the GAAP method for including RSUs, which treats them on a treasury method basis.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, including preferred dividends received from VUE, less capital expenditures, investments to fund HSN International unconsolidated operations and preferred dividends paid by IAC.  In addition, Free Cash Flow includes tax distributions on the VUE common and preferred interests upon receipt of the distributions by IAC.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational.

Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

We endeavor to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.

For IAC’s Principles of Financial Reporting, a detailed explanation of why we believe these non-GAAP measures are useful to investors and management, please refer to IAC’s website at http://www.iac.com/investors.htm.

Explanation of Comparable Net Revenue and Reported Revenue:  As part of the integration of IACT’s businesses, Hotels.com conformed its merchant hotel business practices with those of the other IACT businesses.  As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia’s historical practice.  Accordingly, we are including prior year results as though Hotels.com had reported revenue on a net basis for purposes of better comparability.  There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Conference Call

IAC will audiocast its conference call with investors and analysts discussing the company’s fourth quarter financial results and certain forward-looking information on Wednesday, February 16, 2005, at 11:00 a.m. Eastern Time (ET).  The live audiocast is open to the public at http://www.iac.com/investors.htm.

Additional Information And Where To Find It

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions.  These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, changes in the availability of favorably priced inventory, changes in occupancy rates, the effect of current and future legislation or regulation, the ability to make cost efficient expenditures in connection with expanding our reach, the ability to expand our reach into international markets, and certain other additional factors described in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on IAC’s future results, performance or achievements.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.

IAC is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About IAC/InterActiveCorp

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com.

Contact Us

IAC Investor Relations

Roger Clark / Lauren Porat

(212) 314-7400

IAC Corporate Communications

Deborah Roth / Andrea Riggs

(212) 314-7254 / 7280

IAC/InterActiveCorp

152 West 57th Street, 42nd Floor New York, NY 10019  212.314.7300 Fax 212.314.7309  http://.iac.com

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT